Exhibit 10.4
EXECUTIVE AGREEMENT
This Executive Agreement (this “Agreement”) is made and entered into as of this 1st day of April, 2010, by and between Officeware Corporation, a Texas corporation (the “Company”) and Rajesh Jaitly (“Executive”), for the express benefit of Immediatek, Inc. (the “Investor”), a third-party beneficiary to this Agreement, upon the following terms and conditions:
1.
Employment. For the four (4) year period commencing on April 1, 2010 (the “Effective Date”) and terminating on March 31, 2014 (the “Term”), the Company shall retain the services of Executive as Director of Systems Operations and Engineering of the Company reporting directly to the Board, to perform such duties and services as may be assigned to him by the Board of Directors of the Company, as approved by the Board of Directors of the Investor, (the “Board”) subject to the terms and limitations expressed in this Agreement.

2.
Compensation. As compensation for the services to be rendered to the Company by Executive hereunder, the Company shall pay to Executive a salary at the annual rate of $102,486 (the “Annual Salary”). All salary shall by payable by the Company to Executive on a current basis as services are rendered in accordance with regular payroll practices of the Company.

3.
Benefits. During the Term, Executive shall be included in any medical group insurance plan that is made available from time to time to other Company employees. The Company shall purchase customary directors and officers insurance coverage for Executive to the extent that Executive is a director or officer of Investor. Executive shall be entitled to vacation time as is customarily made available to Company’s employees.

4.	Annual Compensation Review. Within 30 days after the annual anniversary of this Agreement, the Board shall make the following determinations:
a.
First, the Board of Directors of the Company shall determine if the Gross Profit Margin of the Company was 30% or greater for the most recent fiscal year ended December 31. For purposes of this determination, “Gross Profit Margin” shall mean the result of the following calculations:

i.
The Board of Directors of the Company shall deduct from the revenues of the Company, as determined in accordance with generally accepted accounting procedures (“GAAP”), that portion of the revenues that are not directly attributable to online storage services, and excluding any discounts, refunds, offsets, barter revenues and any accounts receivables which are more than 90 days old (this revenue amount, as calculated by the Board, the “Adjusted Revenues”);

ii.
The Board will then subtract from Adjusted Revenues the cost of sales, as determined in accordance with GAAP (this amount, as reasonably determined by the Board in accordance with the guidance provided by GAAP, the “Adjusted Gross Profit”), provided, however, that should the Board direct the Company to incur additional expenses which will be accounted for as a cost of sales and Executive notifies the Board in writing within 20 days of the imposition of such expenses that Executive has determined in good faith that such expenses are unnecessary, undesirable and not cost effective for future growth of the Company, then such expenses shall be subtracted from the cost of sales for purposes of this calculation and the revenues related to such expenses shall likewise be subtracted from Adjusted Revenues;

iii.	The Board will then divide the Adjusted Gross Profit by the Adjusted Revenues and express the quotient as a percentage (such percentage, as calculated by the Board, the “Gross Profit Margin”);
iv.	The Board will then determine if the Gross Profit Margin is equal to or greater than 30% and if it is then the Executive shall be eligible for the salary increase described below in Section 4b.
b.
Provided the Gross Profit Margin of the Company was 30% or greater for the most recent fiscal year ended December 31 as described above in Section 4a, the Board shall determine if the Annual Salary should be increased based upon the percentage increase in the Adjusted Gross Profit of the most recent fiscal year ended December 31 compared to the fiscal year prior to the most recent fiscal year ended December 31, based on the following criteria:

i.	If the Adjusted Gross Profit has increased by 30% or more compared to the prior fiscal year, the Board shall increase the Annual Salary by 5%.
ii.	If the Adjusted Gross Profit has increased by 40% or more compared to the prior fiscal year, the Board shall increase the Annual Salary by 8%.
iii.	If the Adjusted Gross Profit has increased by 50% or more compared to the prior fiscal year, the Board shall increase the Annual Salary by 10%.
iv.	Such increase of the Annual Salary, if any, shall be effective within 30 days after the annual anniversary of this Agreement.

5.
Responsibilities and Duties. Unless otherwise agreed to by the Board, Executive will devote full time, attention, and energies to the business of the Company, and, during this employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage.

6.	Representations and Warranties. Executive hereby represents, warrants and agrees that:
a.
Executive has extraordinary and unique skill and ability and the services rendered to the Company hereunder cannot be replaced or the loss thereof adequately compensated for in money damages. Any breach by Executive of this Agreement will cause irreparable injury to the Company. Therefore, it is agreed that in the event Executive in any manner breaches, or threatens to breach, this Agreement, the Company, in addition to any other remedies that may be available to it, shall have the right to obtain without the necessity of posting any bond, from any court having jurisdiction, such equitable relief as may by appropriate, including, without limitation, a decree enjoining Executive from any further such breach, or threatened breach, of this Agreement.

b.	Executive has the full right, title and authority to enter into this Agreement and perform his obligations hereunder.
c.
Executive has not granted, nor will he grant, any right, do any act or enter into any agreement or understanding whatsoever that may or will prevent Executive’s full performance of his obligations hereunder.

d.
Executive shall not conduct himself in any manner whatsoever nor do any act, fail to do any act nor make any statement that may or will impugn, denigrate, disparage, or reflect negatively upon the name, reputation or business interests of the Company, the owners of the Company or any officers, directors, employees, partners, or affiliates of the Company or of direct or indirect owners of the Company.

e.	The representations, warranties and covenants of the parties contained in this Agreement shall survive the execution and delivery of this Agreement.

7.
Confidential Information. Executive hereby covenants and agrees at all times during the term of this Agreement and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, nor to disclose to any person, firm or corporation without written authorization, any of the Company’s Confidential Information (as defined herein). Executive hereby understands and acknowledges that “Confidential Information” means any and all information that relates to the Company’s actual or anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, the Company’s customers, advertisers, suppliers, users, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configurations information, marketing, finances or other business information. Executive further understands that Confidential Information does not include any of the foregoing items that is or becomes publicly known or previously known or developed through no wrongful act or omission of Executive or of others who were under confidentiality obligations as to the item or items involved. Further, Executive shall not write, or supply information to others for the purpose of writing, any books, periodicals or other publications (including fictional accounts) concerning any current or former employer, partner or indirect or direct owner of the Company or communicate with reporters or other members of the media concerning any such persons or any such Confidential Information. Executive acknowledges and agrees that subject to the foregoing any and all information and reports obtained or produced by Executive in performance of his duties and responsibilities hereunder shall at all times remain the confidential property of the Company. This provision shall survive the termination or expiration of this Agreement.

8.
Assignment of Inventions. Executive hereby covenants and agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of Executive’s right title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, online rights to any website and all materials contained in and elements of such websites, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may, solely or jointly, conceive or develop or reduce to practice, or has caused to be conceived or developed or reduced to practice, prior to and during the period of time Executive is in the employ of the Company (collectively, “Inventions”). Executive further acknowledges and understands that all original works of authorship that are made by Executive (solely or jointly with others) during the period of Executive’s employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Executive hereby understands and agrees that the decision whether or not to commercialize or market any Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such invention. If, in any judicial proceeding, or by operation of law any assignment pursuant to this Section 8 is rendered void or ineffective, Executive hereby grants to Company a perpetual, royalty-free, assignable, fully paid, irrevocable license, to use and otherwise exploit such Inventions, including the right to grant sublicenses and to make derivative works thereof, and to make, have made, use, sell, offer for sale and import products, practice methods and processes and provide services with respect to all of the foregoing. The Executive acknowledges that the Company has a valuable body of trade secrets, including, without limitation, know-how, concepts and other technical data (the “Proprietary Information”), for the development and providing of its products or services. The Executive is not aware that any of the Company’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company, or that would conflict with the Company’s business. The Executive does not believe it is, or will be, necessary to utilize any inventions or proprietary rights of any of the Company’s employees (or people the Company currently intends to hire) made prior to their employment by the Company, or any consultants who have helped develop any patents, patent rights, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights or Proprietary Information, except for those already transferred to the Company or transferred hereby.

9.
Third Party Beneficiary. The Company and Executive agree and intend that the Investor is a third party beneficiary of this Agreement. The rights, duties and obligations contained in this Agreement shall inure to the benefit of the Investor. The Investor shall have any legal or equitable right to seek to enforce this Agreement, to seek any remedy arising out of a party’s performance or failure to perform any term or condition of this Agreement, or to bring an action for the breach of this Agreement.

10.
Termination for Cause. The Company shall have the right to terminate the employment of Executive under this Agreement For Cause immediately upon written notice to Executive. For purposes of this Agreement, For Cause shall mean the occurrence of any of the following:

a.	Executive’s failure to perform any of the duties, obligations or responsibilities contemplated by this Agreement;
b.	The death of Executive;
c.
The disability of Executive (meaning the physical or mental inability of Executive to perform the essential functions of his position, with or without reasonable accommodations as required by law, for a period of 90 consecutive days or 90 days in a 180-day period);

d.	Executive intentionally and knowingly uses or possesses illegal drugs at any time, or intentionally and knowingly abuses alcohol while in the course and scope of his employment with the Company; or
e.	Executive’s conviction or pleading nolo contendere to any felony or Class A misdemeanor.

Upon termination of Executive’s employment with the Company under this Section 10, the Term shall end, and the Company shall have no obligation to provide or pay any compensation or other payments to Executive.
11.
Other Termination. The Company may also terminate this Agreement upon written notice to Executive on account of any reason other than as provided in Section 10. Upon termination of Executive’s employment with the Company pursuant to this Section 11, the Term shall end, and the Company shall have no obligation to provide or pay any compensation or other payments to Executive other than the lesser of (i) the aggregate of sums payable pursuant to Section 2 (as most recently increased, if applicable by Section 4) payable in the amounts and times called for by Section 2 through March 31, 2014 and (ii) a sum equal to the Executive’s then current Annual Salary payable in accordance with the regular payroll practices of the Company over a period of one year following the date of termination of this Agreement.

12.
Protection of Confidential Information. The parties hereto acknowledge that any adversarial or legal proceeding among them or between them and any third party beneficiary to this Agreement (an “Action”) may require disclosure and discovery activity that may involve production of Confidential Information or other sensitive, proprietary, and/or confidential information and documents. The parties further acknowledge that such Confidential Information and other information and documents warrant special protection from public disclosure and from use for any purpose other as permitted below. The parties and their attorneys are prohibited from, for any reason, publicizing, communicating, or disclosing any Confidential Information or documents or information protected by this Agreement and obtained from any other party or upon written authorization of any other party to any Action as part of disclosures or discovery (including but not limited to in response to judicial or adjudicative orders, interrogatories, requests for production, requests for admission, depositions, physical or mental examinations, and subpoenas) in any Action other than for the prosecution, defense, or settlement of such Action. Confidential Information and other information or documents covered by this Agreement may be disclosed by the parties or counsel to (a) other parties in such Action and their attorneys; (b) professional, clerical, secretarial, and other support staff assisting the parties’ attorneys; (c) any persons retained or specially employed by the parties or their attorneys in preparation for trial, such as consulting or testifying experts; (d) witnesses in the course of preparation for or during depositions or trial, if in the good-faith belief of counsel disclosure is necessary for the prosecution of the Action; or (e) as further directed by order of the court in such Action. Before disclosing Confidential Information or other information or documents covered by this Agreement to persons described in this paragraph, counsel shall inform those persons of the existence and terms of this Agreement. The parties and their attorneys may file with the court or other adjudicative body any Confidential Information or other documents or information protected by this Agreement and obtained from any other party in connection with any pleading, trial, or hearing relating to the prosecution, defense, or settlement of an Action. Before filing any Confidential Information or other documents or information protected by this Agreement with the court or other adjudicative body, however, the filing party shall give the other party at least 72 hours written notice in advance and shall move the court or other adjudicative body to file the documents or information under seal. The parties agree and covenant to cooperate with one another in order that all such filings are filed under seal.

13.
Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, EXCLUDING THOSE LAWS THAT DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

14.
Specific Enforcement of Agreement.  The parties to this Agreement acknowledge and agree that the parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that any party hereto shall be entitled to an injunction to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other damages or other remedies to which they would be entitled.

15.
Counterparts and Facsimile Execution.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each party to this Agreement and delivered (by facsimile or otherwise) to every other party to this Agreement, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature delivered by facsimile or otherwise shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by that party.

16.	Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not by themselves determine the interpretation of this Agreement.
17.
Notices.  Any notice required or permitted under this Agreement shall be given in writing and shall be conclusively deemed effectively given and received upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the address for that party as set forth below that party’s name on the signature page to this Agreement, or at any other address as that party may designate by ten (10) calendar days advance written notice.

18.	Amendment of Agreement. This Agreement may be amended only by a written instrument signed by the Company, Executive and the Investor.

19.
Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

20.
Jurisdiction and Venue.   EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN DALLAS COUNTY, TEXAS, FOR ANY LAWSUITS, ACTIONS OR OTHER PROCEEDINGS ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT AGREES NOT TO COMMENCE ANY LAWSUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT IN THE COURTS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE.

21.
Waiver of Jury Trial. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY CONCERNING ANY LITIGATION BASED HEREON OR IN CONNECTION WITH THE AGREEMENTS, RELATIONSHIPS OR TRANSACTIONS CONTEMPLATED HEREUNDER.

22.
Entire Agreement; Successors and Assigns.  This Agreement constitutes the entire agreement among the parties to this Agreement relating to the subject matter of this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective executors, administrators, heirs, successors, legal representatives and assigns of the parties to this Agreement.

23.
Survival of Representations and Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall survive the execution of this Agreement and continue in full force and effect until the 18-month anniversary of the date of this Agreement. No claim based upon the breach of a representation or warranty may be made or asserted in respect thereof unless written notice of such claim shall have been given prior to the 18-month anniversary of the date of this Agreement. If written notice of such a claim has been given prior to such date, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. All covenants and agreements contained herein shall remain in full force and effect until such covenant or agreement has been performed or satisfied, or has terminated in accordance with its terms.

24.	Voluntary and Informed Act. Executive hereby acknowledges and agrees to each of the following items:
a.	Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else;
b.
Executive has carefully read this Agreement; Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands them; and

c.	Executive has had the opportunity to seek the advice of an attorney of his choice before signing this Agreement, and has either obtained such advice or does not wish to seek it.
Signature Page Follows.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the day and year first above written.

Company:	Officeware Corporation, a Texas corporation
	By:	/s/ Timothy Rice
		Name:	Tim Rice
		Title:	President

Officeware Corporation 8600 Freeport Parkway, Suite 220 Irving, Texas 75063 Attention: Chief Financial Officer With a copy to: Robert Hart 5424 Deloache Avenue Dallas, Texas 75220 Fax (214)696-3380
Executive:	/s/ Rajesh Jaitly
Rajesh Jaitly